UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
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ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware			63-1261433

(State or other jurisdiction of incorporation or organization)			(IRS Employer Identification No.)

100 Brookwood Place,	Birmingham,	AL	35209

(Address of Principal Executive Offices)			(Zip Code)

PROASSURANCE CORPORATION AMENDED AND RESTATED
2024 EQUITY INCENTIVE PLAN
(Full title of plan)

Edward L. Rand, Jr., 100 Brookwood Place, Birmingham, Alabama 35209
(Name and address of agent for service)

(205) 877-4400
(Telephone number, including area code, of agent for service)

Copies to:
Jennifer Mercier Moseley, Esq.
Burr & Forman LLP
1075 Peachtree Street NE, Suite 3000
Atlanta, Georgia 30309
(404) 685-4322

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

    The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Act. This Registration Statement relates to 4,000,000 shares of ProAssurance Common Stock that are reserved for issuance under the ProAssurance Corporation 2024 Equity Incentive Plan. The common stock of the Registrant is listed on the New York Stock Exchange.

    The document(s) containing the information specified in Part I of Form S-8 and any of the documents incorporated by reference in this registration statement-prospectus are available from ProAssurance without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this registration statement-prospectus. All documents available from ProAssurance, including those incorporated by reference in this registration statement-prospectus, may be obtained by requesting them in writing or by telephone at the following address or number:

Attention: Heather J. Wietzel, SVP - Investor Relations
100 Brookwood Place
Birmingham, Alabama 35209
(205) 877-4400

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(1) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2023;

(2) The Registrant's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024;

(3) The Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 12, 2024, to the extent incorporated by reference in the Annual Report on Form 10-K for the year ended December 30, 2023; and

(4) The description of the Registrant's Common Stock contained in the Registration Statement on Form S-3ASR filed with the Securities and Exchange Commission on May 23, 2022.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents.

Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

ITEM 4.        DESCRIPTION OF SECURITIES

    Not applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL

    Not applicable.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Delaware law, the Registrant's certificate of incorporation provides that the directors of the Registrant will not be held personally liable for a breach of fiduciary duty as a director, except that a director may be liable for (1) a breach of the director's duty of loyalty to the corporation or its shareholders, (2) acts made in bad faith or which involve intentional misconduct or a knowing violation of the law, (3) illegal payment of dividends under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derives an improper personal benefit. The Registrant's certificate of incorporation further provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

    The by-laws of the Registrant provide that the Registrant will indemnify any person involved in litigation brought by a third party or by or in the right of the Registrant by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity. The Registrant will only indemnify such a person if that person acted in good faith and in a manner he or she reasonably believed to be lawful and in the best interests of the Registrant, except that the person will not be entitled to indemnification in an action in which he or she is found to be liable to the corporation unless the Delaware Court of Chancery deems indemnification under these circumstances proper.

    The Registrant maintains in effect directors' and officers' liability insurance which provides coverage against certain liabilities. The Registrant has entered into indemnification agreements with each of its directors and executive officers which requires the Registrant to use reasonable efforts to maintain such insurance during the term of the agreement so long as the Board of Directors in the exercise of its business judgment determines that the cost is not excessive and is reasonably related to the amount of coverage and that the coverage provides a reasonable benefit for such cost. The indemnity agreements have terms that will automatically renew for successive one year terms each year unless sooner terminated by Registrant on 60 days notice or upon the indemnitee's termination as an officer, director or employee of Registrant or its subsidiaries.

    The indemnity agreement requires the Registrant to indemnify the executive officers and directors to the fullest extent permitted under Delaware law to the extent not covered by liability insurance, including advances of expenses in the defense of claims against the executive officer or director while acting in such capacity. It is a condition to such indemnification that the indemnitee acted in good faith and in a manner that he or she believed to be in or not opposed to the interest of the Registrant or its shareholders, and with respect to a criminal action had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not available from the Registrant:

(a)    in respect to remuneration that is determined to be in violation of law;

(b)    on account of any liability arising from a suit for an accounting of profits for the purchase and sale of Registrant's common stock pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended;

(c)    on account of conduct that is determined to have been knowingly fraudulent, deliberately dishonest or willful misconduct;

(d)    if indemnification is prohibited by the applicable laws of the State of Delaware;

(e)    if the indemnitee is found to be liable to the Registrant or its subsidiaries unless the Delaware Court of Chancery determines that the indemnitee is fairly and reasonably entitled to indemnification for expenses that the court deems proper; or

(f)    if a court should determine that such indemnification is not lawful.

    The indemnity agreement requires the indemnitee to reimburse the Registrant for all reasonable expenses incurred or advanced in defending any criminal or civil suit or proceedings against the indemnitee if the Registrant determines that indemnity is not available.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.

ITEM 8.        EXHIBITS

    The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

ITEM 9.        UNDERTAKINGS

    (a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The registrant undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
[SIGNATURES ON FOLLOWING PAGE]

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Homewood, State of Alabama, on May 22, 2024.

PROASSURANCE CORPORATION

By:	/S/ EDWARD L. RAND, JR.
Edward L. Rand, Jr.

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey P. Lisenby, and Edward L. Rand, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming that such attorney-in-fact and agent, or their substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward L. Rand, Jr.	Chief Executive Officer, President and Director	May 22, 2024
Edward L. Rand, Jr.	(Principal Executive Officer)

/s/ Dana S. Hendricks	Executive Vice President, Chief Financial Officer	May 22, 2024
Dana S. Hendricks	(Principal Financial and Accounting Officer)

/s/ Kedrick D. Adkins, Jr.	Director	May 22, 2024
Kedrick D. Adkins, Jr.

/s/ Richard J. Bielen	Director	May 22, 2024
Richard J. Bielen

/s/ Bruce D. Angiolillo	Director	May 22, 2024
Bruce D. Angiolillo

/s/ Fabiola Cobarrubias	Director	May 22, 2024
Fabiola Cobarrubias

/s/ Samuel A. Di Piazza, Jr.	Director	May 22, 2024
Samuel A. Di Piazza, Jr.

/s/ Maye Head Frei	Director	May 22, 2024
Maye Head Frei

/s/ Staci M. Pierce	Director	May 22, 2024
Staci M. Pierce

/s/ Scott C. Syphax	Director	May 22, 2024
Scott C. Syphax

/s/ Katisha T. Vance	Director	May 22, 2024
Katisha T. Vance

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	ProAssurance Corporation 2024 Equity Incentive Plan

5.1	Opinion of Burr & Forman LLP

23.1	Consent of Ernst & Young, LLP

23.2	Consent of Burr & Forman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

107.1	Filing Fee Table